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Exhibit 4.4

Convenience Translation from the German Original

Contract

between

AIXTRON SE
Kaiserstrasse 98
52134 Herzogenrath

—in the following called the "Company"—

represented by the chairman of its Supervisory Board
Mr. Kim Schindelhauer, Dipl.-Kfm.

and

Dr. Bernd Schulte

—in the following called the "Board Member"—

 § 1
Preliminary remark

The Board Member currently serves as Executive Board member of AIXTRON SE on the basis of the board member service contract dated March 1/7, 2002 and the existing amendments thereof and supplements thereto. The Supervisory Board decided to extend the board member service contract expiring on March 31, 2015 for an additional term of three years, i.e. until March 31, 2018. In order to provide for uniform regulations for the employment of Dr. Schulte as Executive Board member of AIXTRON SE, the contractual terms and conditions are set out uniformly in this revised and restated board member service contract effective as of April 1, 2015.

§ 2
Tasks and duties

1.
Irrespective of the Board Member's responsibility for the business management as a whole, the responsible management of the business division assigned to him in the schedule of responsibilities is incumbent upon the Board Member.

2.
The Board Member conducts the business of the Company in accordance with the law, the articles of association of the Company, the resolutions of the general meeting and of the Supervisory Board, the rules of procedure of the Executive Board, the schedule of responsibilities as well as this service contract with the due diligence of a prudent business manager. This responsibility also relates to the enterprises directly or indirectly associated with the Company in accordance with §§ 15 ff. AktG [the German Stock Corporation Act].

3.
The Board Member represents the Company under the terms of the articles of association. He is exempt from the restrictions of § 181 BGB [the German Civil Code] within the limits laid down by § 112 AktG [the German Stock Corporation Act].

4.
The Company reserves the right to extend, to limit or otherwise to amend the scope of responsibilities of the Board Member.

5.
Irrespective of the direct allocation of areas of responsibility, all board members are jointly responsible for the financial success of the Company.

6.
The Board Member represents the Company jointly with one other board member or holder of a full power of attorney.

7.
At the Company's request, the Board Member will accept mandates and similar offices in any companies in which the Company holds an interest, either directly or indirectly. The Board Member shall resign from any mandates and offices which are held by him the interest of the Company when he ceases to serve as Board Member or, if so requested by the Company, at any earlier date. The remuneration received by the Board Member hereunder shall be in full compensation of all activities involved in any such mandates or offices.

§ 3
Secondary activities, working hours

1.
The Board Member has to execute the tasks incumbent upon him with the due care of a prudent and diligent board member. He has to place his full working capacity at the disposal of the Company, to promote its interests in every respect as well as to strive intently towards a successful co-operation with the other board members and the other employees.

2.
The Board Member shall make available to the Company his full working capacity, his experience and knowledge. He is not bound by fixed working hours. He is, however, obliged to be available to provide his service at any time—when and so far as the good of the Company requires it.

3.
In so far as the Board Member holds at the same time any other mandates or offices, including that of a managing director, in other companies, all or the majority of the shares of which belong to the Company, this activity is considered approved upon the conclusion of the appropriate employment contract or upon his appointment as managing director or holder of any other mandates or offices. In cases where there is a conflict, the Board Member is obliged to weigh up the conflicting demands and allot his working capacity and working hours accordingly.

4.
Secondary activities such as membership of an advisory or supervisory board are permissible at companies or organizations that do not stand in any current or potential competitive relationship with the Company; however, the prior written consent of the Chairman of the Supervisory Board is required.

§ 4
Benefits

1.
As remuneration for his activity, the Board Member receives a monthly salary of EUR 30,000.00 gross, which is paid 13 times per year. The annual salary accordingly amounts to EUR 390,000.00 gross. The monthly salary is to be paid at the end of each calendar month. The 13th salary is disbursed together with the payment of the salary for the month of November.

2.
In addition, the Board Member receives from a "total bonus pot" a profit-sharing bonus in the amount of 2.5% of the modified consolidated profit for the year (in accordance with IFRS consolidated accounts). The total bonus pot amounts to 10% of the modified consolidated profit for the year and amounts in sum to a maximum of EUR 6.5 million. The modified consolidated profit for the year results from the consolidated profit for the year according to the consolidated accounts (IFRS) of the Company audited by the external auditors, less any consolidated loss brought forward and any amounts that are to be transferred in the annual accounts of AIXTRON SE to the retained earnings in accordance with the law or the articles of association. The consolidated loss brought forward results from the annual consolidated losses from previous years, less annual consolidated profits from subsequent financial years.

  50% of the profit-sharing bonus is paid in cash (cash portion) and the remaining 50% in shares (share portion).

  The cash portion will be paid within one month after the Supervisory Board has adopted the consolidated accounts for the relevant financial year.

  The amount of the profit-sharing bonus that is attributable to the share portion will be calculated as a vested option for a whole number of shares in the Company; any remaining amount of the profit-sharing bonus shall be forfeited. The number of the shares to be granted under the share portion will be determined in accordance with the closing price of the share on the third bank business day following the annual general meeting to which the annual accounts and the consolidated accounts for the relevant financial year for which the bonus is granted are submitted. The relevant share portion will be transferred to the Board Member on the third bank business day following the annual general meeting in the third financial year after the share portion was granted (transfer date). The entitlement to the share portion shall continue to exist after the Board Member has departed from the Company for any reason (for example, termination or expiration of the contract, death). The share portion will be granted from own shares of the Company; if, in the absence of a corresponding authorization of the Supervisory Board by the general meeting, the Company does not hold any own shares or an insufficient number of own shares which may be granted to the Board Member on the transfer date, the Board Member will receive the value of the share portion [at the opening price on the third bank business day following the annual general meeting in the third financial year after the share portion was granted] in cash, either in full or on a pro rata basis.

  If the employment relationship is terminated by the Company without observing any notice period for good cause that lies with the person of the Board Member and for which he has to bear responsibility, the Board Member will not be entitled to any bonus payment for the year in which the termination notice is issued, either in full or on a pro rata basis.

3.
For the purposes of a pension scheme, the Company pays the Board Member up to EUR 40,000.00 p.a. according to his choice as the premium for life insurance to be taken out or as an additional component of his salary (gross).

  The Company pays the regular premiums for accident insurance for the benefit of the Board Member; the sums insured are EUR 500,000.00 in the event of accidental death, EUR 1,000,000.00 in the event of accidental death as a result of the use of public transport and EUR 1,000,000.00 in the event of disability according to a progressive disability scale.

4.
In addition to that, the Company pays the employer's contributions to the compulsory health insurance or the same amount to alternative insurance with waiver.

5.
If the employment relationship of the Board Member ends before a full financial year is completed, all of the above remuneration benefits shall be calculated pro rata temporis.

6.
All overtime, supplementary work, work on Sundays and public holidays as well as activities for subsidiary and associated companies that may arise are also satisfied by the remuneration provided for above.

7.
The Company has taken out D&O insurance for all members of the Executive Board and the Supervisory Board, which provides for a deductible of at least 10% of each loss that occurs, but not exceeding one and a half times the amount of the fixed annual remuneration paid to the Board Member. If the Board Member should depart from the Company, he shall be entitled to receive a copy of the relevant policies upon request.

§ 5
Other benefits

1.
For business travel, the Board Member is entitled to reimbursement of his travel expenses upon presentation of the appropriate receipts.

2.
An appropriate company car—Mercedes E class or equivalent—shall be made available to the Board Member. He is entitled to use the passenger car placed at his disposal also for private purposes. The Board Member shall bear the income tax on the monetary value of the benefit represented by this private use. The Company bears the running and maintenance costs.

§ 6
Continued payment of the benefits

1.
Should the Board Member be prevented from exercising his duties on the board on account of illness or for any other reason for which he bears no responsibility, then his monthly salary as defined in § 4 para. 1 shall continue to be paid to him in full for the duration of three months and at a rate of 50% for a further nine months. Any sickness benefits paid by a health insurance will be deducted from such amount.

2.
The following shall apply concerning the profit-sharing bonus:

  In the event that the Board Member suffers an illness or other incapacity for which he is not responsible for a duration of more than six months, the profit-sharing bonus shall only be paid for the first six months after the commencement of the incapacity. Following the resumption of his activities, the Board Member is entitled to the profit-sharing bonus for the current financial year pro rata temporis based on the full months remaining in that year.

3.
In the event of the death of the Board Member, his legal heirs as joint and several creditors shall receive the salary of the Board Member as defined in § 4 para. 1 for the month in which the death occurs as well as for the subsequent three months.

§ 7
Annual leave

1.
The Board Member is entitled to annual leave of 30 (thirty) days.

2.
The annual leave is to be arranged in co-ordination with the other board members in such a way that the proper management and representation of the Company is always ensured.

§ 8
Prohibition on competition

1.
For the duration of this contract the Board Member is prohibited from engaging in any activity, either as an employee or based on self-employment, or from providing advice or support in any form whatsoever, whether directly or indirectly or occasionally or on a commercial basis, on behalf of or to any of the companies appearing in the list attached hereto. The list is defined once a year at the meeting of the Supervisory Board deciding on the budget of the following year. The provisions of § 88 AktG [German Stock Corporation Act] shall apply accordingly.

2.
In addition to that, the Board Member is prohibited for the duration of this service contract from holding an interest in other companies that are in direct or indirect competition with the Company or with which the Company maintains business relations, whether that be directly or indirectly. The only cases where this is not prohibited is when the company in question is a listed company and the commitment amounts to less than 2% of its share capital.

3.
Exceptions from these restrictions require the prior written approval of the Chairman of the Supervisory Board. Activities for subsidiary and associated companies of the Company are generally exempted from the provisions of this section.

4.
The prohibition on competition shall continue to apply for the duration of 24 (twenty-four) months after the end of this contract. The post-contractual prohibition on competition shall not apply if the contract with the Board Member ends as a result of the Board Member reaching the age of 65 as provided for in § 11 para. 2.

5.
As compensation for the post-contractual prohibition on competition, the Board Member will receive 50% of the monthly salary last paid to him as defined in § 4 paras. 1 and 2; such compensation shall be payable for the duration of the post-contractual prohibition on competition.

6.
The Company may, during the term of this contract, waive the post-contractual prohibition on competition at any time with immediate effect. The Company will in such case no longer be required to pay the compensation defined above as soon as six months have elapsed after receipt of the notification of the waiver by the Board Member.

7.
The Board Member will have to accept a deduction from the compensation of any other income realized by him if and to the extent such income exceeds, together with the compensation, 100% of the fixed remuneration last received by him. The Board Member has to notify at the end of each calendar quarter any other income realized by him; if requested, the Board Member shall furnish proof of such income.

8.
For each negligent or willful violation of the contractual or post-contractual prohibition on competition set forth herein, the Board Member shall pay a penalty in an amount that is equal to the monthly gross salary most recently received by him hereunder. If the violation consists of holding a capital interest in a competitor or entering into a recurring obligation (e.g. an employment, service, commercial agent or consultancy agreement), the penalty shall be forfeited for each month which has commenced and in which the capital interest is held or the recurring obligation continues (continuing violation). Several violations shall trigger separate penalties, which may become payable in the same month. If, however, individual violations should be committed as part of a continuing violation, such individual violations are covered by the penalty payable for the continuing violation. In the event of a forfeiture of several penalties, the sum of the penalties shall be limited to six times the monthly gross salary most recently received by the Board Member. The right to claim damages beyond the forfeited penalty is reserved, as well as the right to assert any other statutory rights and remedies arising from a violation (e.g. injunctive relief, loss of compensation for the prohibition on competition by the Board Member for the duration of the violation, etc.).

§ 9
Confidentiality

1.
The Board Member undertakes to maintain confidentiality concerning all confidential business matters and procedures, including, but not limited to, business and trade secrets, which he gains knowledge of within the framework of his activity, also following his departure from the Company.

2.
Upon his departure from the Company or discharge from his obligation to provide services for the Company, the Board Member shall release to it all documents relating to the Company or an associated company, including duplicates and photocopies of these in his possession, but excluding generally accessible documents or such documents that the Board Member has acquired in another capacity, e.g. as a shareholder, and has to affirm to the Company in writing that this has been completed in full. The Board Member does not have any right of retention in these documents in any case.

§ 10
Service inventions

1.
All rights in inventions that can or cannot be protected, suggestions for improvements, designs, etc. (in the following called "inventions") that the Board Member makes during the service relationship pertain to the Company or to a third party designated by the latter. They are to be reported to the Chairman of the Supervisory Board in any event. The Board Member will do everything for the account of the Company that is necessary according to relevant legal regulations to acquire for the

  Company or the third party the corresponding legal protection at home and abroad for inventions of this kind.

2.
Inventions of the Board Member that cannot be protected are compensated by the benefits laid down in this contract. For inventions capable of protection that are reported in accordance with § 10 para. 1, the valid regulations of AIXTRON SE are to be applied.

§ 11
Duration of the contract

1.
This contract comes into force with effect from April 1, 2015.

  This contract ends as soon as the regular appointment as a board member ends, which would be the end of March 31, 2018 (regular term) at the time of conclusion of this contract, unless the contract is extended or ends at an earlier date in accordance with § 12 below.

  If the appointment as a board member is extended by resolution of the Supervisory Board, then the duration of this contract is extended accordingly. The parties should agree on any extension at the latest nine months before the contract expires.

2.
This contract ends in any event, without this requiring any notice of termination, at the end of the month in which the Board Member turns 65 years of age.

3.
The right to terminate this contract without observing any notice period remains unaffected.

4.
The person competent to receive a notice of termination given by the Board Member is the Chairman of the Supervisory Board. Notice of any termination has to be made in writing.

5.
The Company is entitled, in case of any overriding interests at any time, in particular following revocation of the appointment or following issuance of a notice of termination, to discharge the Board Member from his obligation to provide services for the Company. If the service relationship is terminated or the appointment of the Board Member comes to an end, then the Board Member is under the obligation—even when the effectiveness of the termination and/or of the ending of the appointment to the board is contested—to terminate and resign from all offices and duties that have been assumed by him in connection with his activity for the Company and/or for its associated companies at the next possible date; the Supervisory Board can stipulate that these obligations become effective at a later point in time, at the latest, however, by the end of the service contract.

§ 12
Compensation—change of control

1.
In the event of a premature end of the mandate of the Board Member by revocation of the appointment or as a result of a resignation by the Board Member for good cause for which the Company is responsible, this employment contract shall end after expiration of the statutory notice period set forth in § 622 paras. 1 and 2 BGB [the German Civil Code] without requiring any express written notice of termination. If the appointment of the Board Member ends prematurely as a result of a revocation of his appointment, the Board Member will receive a compensation in the amount of the fixed and variable remuneration set forth in § 4 paras. 1 and 2 and expected to be owed by the Company to the Board Member for the remaining term of the employment contract, but not to exceed twice the annual remuneration set forth in § 4 paras. 1 and 2 (compensation cap). For the purposes hereof, the remaining term shall be the period between the end of the employment contract and the end of the regular term. The compensation cap will be calculated in accordance with § 12 para. 5. Any payments exceeding such compensation are hereby excluded. The total amount of the compensation shall become payable when the employment contract ends. The right to terminate this employment contract for good cause without observing any notice period in accordance with § 626 BGB [the German Civil Code] remains unaffected; if this right is exercised, § 12 para. 1 as a whole shall not be applicable.

2.
If the parties should in connection with a premature end of the appointment of the Board Member agree mutually on a cancellation of the employment contract, the total value of the payments and benefits promised by the Company to the Board member in such a cancellation agreement may not exceed the value of the compensation in accordance with § 12 para. 1 by taking into account the compensation cap.

3.
If a change of control event as defined in § 12 para. 4 hereof occurs, the Board Member shall be entitled to terminate the service relationship by observing a notice period of three months with effect to the end of the month and to resign from office on the effective date of termination; the Board Member has such right of termination at the first event and all subsequent events of a defined change of control. Upon exercise of such right, the Board Member shall be entitled to payment of a compensation in the amount of the fixed and variable remuneration set forth in § 4 paras. 1 and 2 and expected to be owed by the Company to the Board Member for the remaining term (as defined in § 12 para. 1) of the employment contract, but not to exceed the compensation cap (as defined in § 12 para. 1). The compensation cap will be calculated in accordance with § 12 para. 5. Any payments exceeding such compensation are hereby excluded. The total amount of the compensation will become payable when the employment contract ends.

4.
For the purposes hereof, a change of control event occurs if and when a third party or a group of third parties who contractually combine their shares in order to act subsequently as a third party holds, either directly or indirectly, more than 50% of the Company's share capital.

5.
The compensation cap in accordance with § 12 paras. 1 and 3 shall be calculated on the basis of the total remuneration resulting from § 4 paras. 1 and 2 for the financial year ended and of the expected total remuneration resulting from § 4 paras. 1 and 2 for the current financial year. This shall also apply if the employment contract ends on the last day of the current financial year.

§ 13
Final provisions

1.
Verbal ancillary agreements are not made; amendments and supplements to this contract have to be made in written form as a minimum in order to be effective. This requirement concerning written form can only be waived by written statement of the parties concluding the contract.

2.
Should provisions of this contract be legally invalid in full or in part or later lose their legal effect, then the validity of the remaining provisions of the contract shall not be affected by that. The same shall apply if a gap should emerge in this contract. In place of the invalid provision or to fill the gap, a suitable regulation is to be created that—in so far as legally possible—comes closest commercially to what the parties concluding the contract wanted or, based on the spirit and purpose of this contract, what they would have wanted had they considered this point.

3.
The two parties confirm that they have each received an executed copy of this contract.

§ 14
Venue

The registered office of the Company is agreed as the venue for disputes arising from this contractual relationship. The law of the Federal Republic of Germany shall apply.

June 12, 2014	June 13, 2014
[signed] Kim Schindelhauer Chairman of the Supervisory Board of der AIXTRON SE	[signed] Dr. Bernd Schulte Member of the Executive Board of AIXTRON SE

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  Exhibit 4.4
§ 1 Preliminary remark
§ 2 Tasks and duties
§ 3 Secondary activities, working hours
§ 4 Benefits
§ 5 Other benefits
§ 6 Continued payment of the benefits
§ 7 Annual leave
§ 8 Prohibition on competition
§ 9 Confidentiality
§ 10 Service inventions
§ 11 Duration of the contract
§ 12 Compensation—change of control
§ 13 Final provisions
§ 14 Venue